UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    January 5, 2015

Roberts Realty Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

375 Northridge Road, Suite 330
Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

(770) 394-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

On January 5, 2015, the Company retained D.F. King & Co., Inc., a division of American Stock Transfer & Trust Company, LLC as its proxy solicitor for the special meeting of the Company’s shareholders to be held on January 22, 2015. The special meeting relates to the Company’s definitive stock purchase agreement dated November 19, 2014 with A-III Investment Partners LLC (“A-III”), a joint venture between affiliates of Avenue Capital Group and C-III Capital Partners LLC, which is controlled by Island Capital Group LLC. The Company’s board of directors has unanimously approved the following proposals to be submitted to the Company’s shareholders for their approval at the special meeting:

(1)      the issuance to A-III of $12.0 million of the Company’s common stock at a purchase price per share to be determined based on an estimate of the Company’s closing date net asset value, which is currently expected to be approximately $1.40 per share, the issuance to A-III of $38.0 million of warrants and the shares of common stock issuable upon exercise of the warrants at the same purchase price per share, and the other transactions contemplated in the stock purchase agreement and in the other transaction agreements; and

(2)      the amendment of the Company’s articles of incorporation to eliminate the ownership limits that are currently contained in the articles of incorporation to permit A-III to purchase shares of the Company’s common stock at closing and exercise its warrants.

If the Company’s shareholders approve both of these proposals and the other terms and conditions of the stock purchase agreement and other transaction documents are satisfied, the Company expects that the closing of the transaction would occur on January 27, 2015.

D.F. King will assist the Company with communications to its shareholders regarding the definitive proxy statement and answering shareholder questions, as well as, conducting a direct solicitation of proxies from shareholders. D.F. King will also provide the Company with timely reports detailing the progress of the overall solicitation and the interim voting results on the proposals being submitted to the Company’s shareholders for approval at the special meeting. In consideration of these services, D.F. King will receive $6,000 plus the reimbursement of their reasonable out-of–pocket expenses plus $4.50 for each contact and each vote taken by telephone.

Press Release

On January 7, 2015, we issued a press release naming D.F. King & Co., Inc., as our proxy solicitor. A copy of the press release is furnished as Exhibit 99.1 hereto.

Forward Looking Statements

This current report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements relate to our intent, belief, or expectations regarding, the closing of the stock purchase agreement, the timing of such closing, and the estimated purchase price per share and warrant exercise price. These statements involve risks and uncertainties that include: whether the satisfaction of the conditions to closing will occur, including obtaining the requisite approval of our shareholders; and the timing of the closing of the transaction. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For more information about other risks and uncertainties we face, please see the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and our definitive proxy statement filed with the SEC on December 23, 2014 for the special meeting of shareholders to be held on January 22, 2015.

2

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the approval of the proposed issuance of securities to A-III by the Company and related matters, and the proposed amendment to the Company’s articles of incorporation. The Company has filed a definitive proxy statement with the SEC and mailed the definitive proxy statement to its shareholders. Shareholders of the Company are strongly advised to read all relevant documents filed with the SEC, including the Company’s definitive proxy statement because these documents contain important information about the proposed transaction. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, the Company will also provide copies of these documents for free to investors who direct their requests to Roberts Realty Investors, Inc., c/o Secretary, 375 Northridge Road, Suite 330, Atlanta, Georgia 30350.

Participants in Solicitation

The Company, its directors and executive officers, and D.F. King, the Company’s proxy solicitor may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposals. Information about the directors and executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K, which was filed with the SEC on March 6, 2014. Investors may obtain additional information regarding the interest of certain of those participants by reading the definitive proxy statement filed with the SEC on December 23, 2014. Information about D.F. King & Co., Inc. can be found at the website www.dfking.com.

Item 9.01      Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Exhibit

99.1	Press release issued by Roberts Realty Investors, Inc. on January 7, 2015.

3

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: January 7, 2015	By:	/s/ Anthony W. Shurtz
Anthony W. Shurtz
Chief Financial Officer

4